EXHIBIT 10.1
Published CUSIP Number: 46636HAD9
Revolving Credit CUSIP Number: 46636HAE7
Term Loan CUSIP Number: 46636HAF4

CREDIT AGREEMENT
dated as of December 15, 2006
by and among
JACK IN THE BOX INC.,
as Borrower,
the Lenders referred to herein,
as Lenders,
MORGAN STANLEY SENIOR FUNDING, INC.
as Syndication Agent,
BANK OF AMERICA, N.A.,
COOPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK
B.A. “RABOBANK INTERNATIONAL,”
NEW YORK BRANCH,
and ROYAL BANK OF CANADA,
as Documentation Agents
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
MORGAN STANLEY SENIOR FUNDING, INC.
as Lead Arranger
and
WACHOVIA CAPITAL MARKETS, LLC,
as Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

		Page
	ARTICLE I
	DEFINITIONS

SECTION 1.1	Definitions	1

SECTION 1.2	Other Definitions and Provisions	20

SECTION 1.3	Accounting Terms	20

SECTION 1.4	UCC Terms	20

SECTION 1.5	Rounding	20

SECTION 1.6	References to Agreement and Laws	21

SECTION 1.7	Times of Day	21

SECTION 1.8	Letter of Credit Amounts	21

	ARTICLE II
	REVOLVING CREDIT FACILITY

SECTION 2.1	Revolving Credit Loans	21

SECTION 2.2	Swingline Loans	21

SECTION 2.3	Procedure for Advances of Revolving Credit and Swingline Loans	23

SECTION 2.4	Repayment of Revolving Credit and Swingline Loans	24

SECTION 2.5	Permanent Reduction of the Revolving Credit Commitment	25

SECTION 2.6	Termination of Revolving Credit Facility	25

	ARTICLE III
	LETTER OF CREDIT FACILITY

SECTION 3.1	L/C Commitment	26

SECTION 3.2	Procedure for Issuance of Letters of Credit	26

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		Page
SECTION 5.13	Security	47

	ARTICLE VI
	CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1	Closing	47

SECTION 6.2	Conditions to Closing and Initial Extensions of Credit	47

SECTION 6.3	Conditions to All Extensions of Credit	50

SECTION 6.4	Conditions to Delayed Term Loan Draw	51

	ARTICLE VII
	REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 7.1	Representations and Warranties	51

SECTION 7.2	Survival of Representations and Warranties, Etc.	58

	ARTICLE VIII
	FINANCIAL INFORMATION AND NOTICES

SECTION 8.1	Financial Statements and Projections	59

SECTION 8.2	Officer’s Compliance Certificate	60

SECTION 8.3	Annual Accountants’ Certificate	60

SECTION 8.4	Other Reports	61

SECTION 8.5	Notice of Litigation and Other Matters	61

SECTION 8.6	Extension of Time	62

SECTION 8.7	Accuracy of Information	62

SECTION 8.8	Public/Private Designation for Borrower Materials	62

	ARTICLE IX
	AFFIRMATIVE COVENANTS

SECTION 9.1	Preservation of Corporate Existence and Related Matters	63

v

EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Swingline Note

Exhibit A-3	-	Form of Term Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Notice of Account Designation

Exhibit D	-	Form of Notice of Prepayment

Exhibit E	-	Form of Notice of Conversion/Continuation

Exhibit F	-	Form of Officer’s Compliance Certificate

Exhibit G	-	Form of Assignment and Assumption

Exhibit H	-	Form of Guaranty Agreement

Exhibit I	-	Form of Collateral Agreement

SCHEDULES

Schedule 1.1(a)	-	Existing Letters of Credit

Schedule 1.1(b)	-	Unrestricted Subsidiaries

Schedule 1.1(c)	-	Restaurant Units Held for Resale

Schedule 7.1(a)	-	Jurisdictions of Organization and Qualification

Schedule 7.1(b)	-	Subsidiaries and Capitalization

Schedule 7.1(i)	-	ERISA Plans

Schedule 7.1(l)	-	Material Contracts

Schedule 7.1(t)	-	Debt and Guaranty Obligations

Schedule 7.1(u)	-	Litigation

Schedule 11.1(b)	-	Existing Hedging Agreements

Schedule 11.1(c)	-	Permitted Debt

Schedule 11.2	-	Existing Liens

Schedule 11.3	-	Existing Loans, Advances and Investments

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     CREDIT AGREEMENT, dated as of the 15th day of December, 2006, by and among JACK IN THE BOX INC., a Delaware corporation, as Borrower (the “Borrower”), the lenders who are or may become a party to this Agreement, as Lenders (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent, BANK OF AMERICA, N.A., COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL,” NEW YORK BRANCH, and ROYAL BANK OF CANADA, as Documentation Agents and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Administrative Agent”).
STATEMENT OF PURPOSE
     The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
     “Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.
     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(d).
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Six Hundred Twenty-Five Million Dollars ($625,000,000).
     “Agreement” means this Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
     “Applicable Margin” means the applicable margin with respect to the Loans as set forth in Section 5.1(c).
     “Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means either of Wachovia Capital Markets, LLC, in its capacity as lead arranger and sole book manager or Morgan Stanley Senior Funding, Inc., in its capacity as lead arranger.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.
     “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.
     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate.
     “Borrower” has the meaning set forth in the preamble hereto.
     “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Calculation Date” has the meaning assigned thereto in Section 5.1(c).
     “Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.
     “Capital Expenditures” means with respect to the Borrower and its Subsidiaries for any period, the aggregate of all items classified as capital expenditures in accordance with GAAP; provided that for purposes of Section 10.3, “Capital Expenditures” shall exclude the aggregate amount of any such expenditures consisting of or associated with Permitted Acquisitions during such period and include the aggregate cost of Capital Assets acquired by Capital Lease during such period.
     “Capital Lease” means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other ownership interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than any franchise agreements).
     “Change in Control” has the meaning assigned thereto in Section 12.1(g).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.
     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
     “Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.
     “Collateral Agreement” means the Collateral Agreement dated as of the date hereof, entered into by the Borrower, each of the Restricted Subsidiaries that is a Domestic Subsidiary and, to the extent applicable, any other Person that joins the Collateral Agreement after the Closing Date, in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit I, as amended, restated, supplemented or modified from time to time hereafter.
     “Commitment” means, as to any Lender, the sum of such Lender’s Revolving Credit Commitment and Term Loan Commitment, as applicable, as set forth in the Register, as such Commitment may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.
     “Commitment Fee Rate” has the meaning assigned thereto in Section 5.3(a).

     “Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all the Lenders.
     “Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
     “Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility, the L/C Facility and the Term Loan Facility.
     “Credit Parties” means, collectively, the Borrower and the Guarantors.
     “Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due (unless being disputed in good faith), (c) all obligations of any such Person as lessee under Capital Leases, (d) all liabilities and obligations of any other Person which would be Debt under this definition if incurred by the Borrower or any of its Subsidiaries which are secured by a Lien on any asset of the Borrower and its Restricted Subsidiaries, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person, (h) the Termination Value of any Hedging Agreements, (i) all outstanding payment obligations of any such Person with respect to Synthetic Leases and (j) the outstanding attributed principal amount incurred as an obligation of any such Person under any asset securitization program. The parties hereto agree that notwithstanding anything to the contrary in this definition, the term “Debt” as used in Section 11.1 shall refer only to Debt of the Borrower and its Restricted Subsidiaries.
     “Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, the Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Delayed Term Loan Draw” has the meaning assigned thereto in Section 4.1.
     “Delayed Term Loan Funding Deadline” has the meaning assigned thereto in Section 4.1.

     “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
     “EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges (including, without limitation, any financing fees to be written off by the Borrower in connection with the repayment of the Debt under the Existing Credit Agreement), and (iv) any other non-cash nonrecurring or extraordinary losses approved by the Administrative Agent in its reasonable discretion; less (c) any nonrecurring or extraordinary gains.
     “EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) EBITDA for such period, plus (b) Rental Expense for such period.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is sponsored, maintained, contributed to, or required to be contributed to by the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been sponsored, maintained, contributed to, or required to be contributed to by the Borrower or any current or former ERISA Affiliate.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
     “ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
     “Excess Cash Flow” means, for any period of determination commencing with the Fiscal Year ending September 30, 2007 and thereafter, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) EBITDA for such period, minus (b) cash taxes and Interest Expense paid in cash for such period, minus (c) all scheduled principal payments made in respect of Debt during such period minus (d) the difference of (i) the aggregate amount of all Capital Expenditures made during such period less (ii) the aggregate amount of all Capital Expenditures related to Permitted Sale-Leaseback Transactions made during such period, minus (e) non-scheduled principal payments with respect to the Term Loan Facility plus or minus (f) any increases or decreases in Working Capital minus (g) the cash portion of the purchase price for Permitted Acquisitions minus (h) any reasonable transaction costs and expenses incurred in connection with Permitted Acquisitions minus (i) Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Restricted Subsidiaries other than solely as a result of offerings of equity securities made in connection with any employee stock option, incentive plan or stock purchase plan or made in connection with compensation or incentive plans for directors and officers, in each case, entered into in the ordinary course of business, or the exercise of any options or other convertible securities in connection therewith minus (j) the sum of (i) the aggregate amount of cash dividends paid by the Borrower during such period pursuant to Section 11.6(b) and not financed by the Extensions of Credit made on the Closing Date, and (ii) the purchase price of repurchases of the common stock of the Borrower made in cash during such period pursuant to the terms of Section 11.6(c) and not financed by the Extensions of Credit made on the date of the Delayed Term Loan Draw.
     “Excluded Asset Sale” has the meaning assigned thereto in Section 11.5.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the

Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.11(a).
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of January 8, 2004 by and among the Borrower, the lenders party thereto and the Administrative Agent, as previously amended, restated, supplemented or modified prior to the Closing Date.
     “Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).
     “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loan made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
     “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Sunday that is closest to September 30.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the

United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Debt” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of (a) all Debt of the Borrower and its Subsidiaries referred to in clauses (a) and (c) of the definition of “Debt” and (b) to the extent that the underlying guaranteed Debt would be Debt of the types referred to in clause (a) of this definition, Debt referred to in clause (e) of the definition of “Debt”.
     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guaranty Agreement” means the unconditional Guaranty Agreement dated as of the date hereof entered into by each of the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time hereafter.
     “Guarantors” means the Restricted Subsidiaries that are Domestic Subsidiaries of the Borrower and any other Person which, after the Closing Date, becomes a party to the Guaranty Agreement by executing and delivering a Joinder Agreement.
     “Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty

Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The parties hereto agree that notwithstanding anything to the contrary in this definition, the term “Guaranty Obligations” as used in Section 11.1 shall refer only to Guaranty Obligations of the Borrower and its Restricted Subsidiaries.
     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
     “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates or currency values (other than any commodity swap or other agreement or arrangement related to commodity prices) all as amended, restated, supplemented or otherwise modified from time to time.
     “Hedging Obligations” has the meaning assigned thereto in the definition of “Obligations”.
     “Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.
     “Independent Collateral Account” means a collateral account established and maintained by the Independent Issuer. The amounts held in such collateral account shall in no event exceed $65,000,000 in the aggregate at any time, shall be subject to the Lien of the Independent Issuer pursuant to Section 11.2 and shall be available to reimburse the Independent Issuer for draws, fees, expenses and related obligations with respect to the Independent Letters of Credit in the event that the Borrower defaults on its reimbursement obligations to the Independent Issuer with respect to such letters of credit.
     “Independent Issuer” means Wachovia, in its capacity as issuer of the Independent Letters of Credit.
     “Independent Letters of Credit” means those letters of credit issued by the Independent Issuer for the account of the Borrower in an aggregate maximum face amount not to exceed $60,000,000. The Independent Letters of Credit shall be issued outside of the Credit Facility and shall not constitute Letters of Credit under this Agreement. Each Independent Letter of Credit shall expire on a date satisfactory to the Independent Issuer, which date shall be no later than the earlier of (A) one (1) year after the date of its issuance (but any Independent Letter of Credit may, by its terms, be renewable annually with the consent of the Independent Issuer), and (B) the fifth (5th) Business Day prior to December 15, 2011.
     “Initial Term Loan Draw” has the meaning assigned thereto in Section 4.1.
     “Innovation Center Property” means the Borrower’s product marketing, research and development facility in San Diego, California (including the real property upon which such facility is situated and the adjacent property of approximately four acres that is owned by the Borrower).
     “Insurance and Condemnation Proceeds” has the meaning assigned thereto in Section 4.4(b)(v).
     “Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases), net of all interest income of the Borrower and its Subsidiaries for such period, all determined for such period on a Consolidated basis without duplication, in accordance with GAAP.
     “Interest Period” has the meaning assigned thereto in Section 5.1(b).
     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
     “Issuing Lender” means Wachovia.
     “Joinder Agreement” means, collectively, each Joinder Agreement executed in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, in each case in form and substance to be mutually agreed upon by the Borrower and the Administrative Agent.
     “L/C Commitment” means the lesser of (a) Seventy-Five Million Dollars ($75,000,000) and (b) the Revolving Credit Commitment.
     “L/C Facility” means the letter of credit facility established pursuant to Article III.
     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
     “L/C Participants” means the collective reference to all the Lenders with Revolving Credit Commitments other than the Issuing Lender.
     “L/C Supporting Documentation” has the meaning assigned thereto in Section 3.2.

     “Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Commitment Percentage of the Extensions of Credit.
     “Letters of Credit” means the collective reference to the standby letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.
     “Leverage Ratio” has the meaning assigned thereto in Section 10.1.
     “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00-Eurodollar Reserve Percentage
     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate.
     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the L/C Supporting Documentation, the Security Documents, each Joinder Agreement and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement or otherwise contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

     “Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans and the Term Loan.
     “Margin Stock” has the meaning assigned thereto in Regulation U.
     “Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole or (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Loan Document.
     “Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $25,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries the failure by the Borrower or any of its Restricted Subsidiaries to comply with which could reasonably be expected to have a Material Adverse Effect.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
     “Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from such sale less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, (b) with respect to any offering of equity securities or issuance of Debt (including, without limitation, Subordinated Debt), the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Borrower or its Restricted Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all expenses of collection; provided, however, that Net Cash Proceeds shall not include any such cash received by or on behalf of the Borrower or its Restricted Subsidiaries with respect to (x) any securities convertible into or exchangeable for Capital Stock issued to any officer, director or employee with respect to the Borrower or its Restricted Subsidiaries, (y) any Permitted Sale-Leaseback Transaction with respect to the Innovation Center Property or (z) any Excluded Asset Sale.
     “Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period (in an amount not to exceed the Borrower’s or such Subsidiary’s share of equity income from such Person), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any Credit Party of such net income (A) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (B) would be subject to any taxes payable on such dividends or distributions.
     “Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Notes, and “Note” means any of such Notes.
     “Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
     “Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
     “Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
     “Notice of Prepayment” has the meaning assigned thereto in Section 2.4(d).
     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender hereunder or an Affiliate of a Lender hereunder at the time such Hedging Agreement is entered into (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations”) and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Officer’s Compliance Certificate” has the meaning assigned thereto in Section 8.2.
     “Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) as amended or modified from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code.
     “Permitted Acquisition” has the meaning assigned thereto in Section 11.3(h).
     “Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary thereof, to the extent applicable, all financial information, all Material Contracts, all customer lists, all supply agreements, and all other material information, in each case, requested to be delivered to the Administrative Agent in connection with such proposed acquisition.
     “Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary thereof, the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
     “Permitted Sale-Leaseback Transaction” means any sale and leaseback transaction with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property of (a) existing restaurant units owned by the Borrower or any Restricted Subsidiary on the Closing Date and held for resale as set forth on Schedule 1.1(c), (b) newly created restaurant units not in existence on the Closing Date, (c) existing restaurant units owned by any franchisee of the Borrower or lessor to the Borrower or any of its Subsidiaries that are acquired by the Borrower after the Closing Date or (d) the Innovation Center Property, provided that, in each case the restaurant unit or units (or the Innovation Center Property) are sold by the Borrower or such Restricted Subsidiary for fair value and cash consideration only and, provided further that, the aggregate amount of gross proceeds for all such sales in any Fiscal Year of the Borrower shall not exceed $115,000,000.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.
     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     “Register” has the meaning assigned thereto in Section 14.10(c).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221).
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. 224).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Rental Expense” means, with respect to the Borrower and its Subsidiaries for any period, all rental expenses with respect to Operating Leases (including, without limitation, any rental expenses incurred in connection with a Permitted Sale-Leaseback Transaction) of the Borrower and its Subsidiaries for such period, net of all cash received from rental payments made by sublessees to the Borrower or any of its Subsidiaries during such period, determined on a Consolidated basis in accordance with GAAP.
     “Replaced Lender” has the meaning assigned thereto in Section 5.12(c).
     “Replacement Lender” has the meaning assigned thereto in Section 5.12(c).
     “Required Lenders” means, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of (a) the Revolving Credit Commitment (or, if the Revolving Credit Facility has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate outstanding Extensions of Credit thereunder) and (b) the aggregate outstanding Extensions of Credit under the Term Loan Facility.
     “Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent.
     “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans and issue and participate in Letters of Credit, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be One Hundred Fifty Million Dollars ($150,000,000).

     “Revolving Credit Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitments of all Lenders.
     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II of this Agreement.
     “Revolving Credit Lender” means each Lender with a Revolving Credit Commitment.
     “Revolving Credit Loan” means any revolving credit loan made to the Borrower pursuant to Section 2.1, and all such revolving credit loans collectively as the context requires.
     “Revolving Credit Maturity Date” means the earliest of the dates referred to in Section 2.6.
     “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means the Administrative Agent, the Lenders and/or any party to a Hedging Agreement that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was executed.
     “Security Documents” means the collective reference to the Guaranty Agreement, the Collateral Agreement and each other agreement or writing pursuant to which the Borrower or any Restricted Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
     “Solvent” means, as to the Borrower and its Restricted Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
     “Subordinated Debt” means the collective reference to any Debt of the Borrower or any Restricted Subsidiary subordinated in right and time of payment to the Obligations with a maturity no earlier than a date that is six (6) months after the Term Loan Maturity Date and containing such other terms and conditions (including, without limitation, the subordination terms), in each case as are satisfactory to the Administrative Agent.
     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower; provided that, notwithstanding the foregoing, the Unrestricted Subsidiaries shall not be deemed to be Subsidiaries for the purposes of Articles X and XI of this Agreement.
     “Swingline Commitment” means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Revolving Credit Commitment.
     “Swingline Facility” means the swingline facility established pursuant to Section 2.2.
     “Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.
     “Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
     “Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.
     “Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 13.6 and (b) the Revolving Credit Maturity Date.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Tender Offer” means that certain tender offer from the Borrower to the Borrower’s shareholders to repurchase a portion of the Borrower’s outstanding Capital Stock pursuant to the Offer to Purchase for Cash filed by the Borrower with the SEC on November 21, 2006 (including any amendments to the Offer to Purchase for Cash that are filed with the SEC from time to time).
     “Term Loan” shall mean the term loan to be made to the Borrower by the Lenders pursuant to Section 4.1 (including the Initial Term Loan Draw and the Delayed Term Loan Draw).
     “Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make the Term Loan to the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment to make the Term Loan. The Term Loan Commitment of all Lenders as of the Closing Date shall be Four Hundred Seventy-Five Million Dollars ($475,000,000).
     “Term Loan Draws” has the meaning assigned thereto in Section 4.1.
     “Term Loan Facility” means the term loan facility established pursuant to Article IV of this Agreement.
     “Term Loan Maturity Date” means the first to occur of (a) December 15, 2012, or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).
     “Term Loan Percentage” means, as to any Lender, (a) prior to making the Term Loan, the ratio of (i) the Term Loan Commitment of such Lender to (ii) the Term Loan Commitments of all Lenders and (b) after the Term Loan is made, the ratio of (i) the outstanding principal balance of the Term Loan of such Lender to (ii) the aggregate outstanding principal balance of the Term Loan of all Lenders.
     “Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form of Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC or by applicable regulation, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan with two or more contributing sponsors during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA resulting in liability to the Borrower or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if such termination, filing or treatment could reasonably be expected to result in the Borrower making additional contributions to a Pension Plan, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412(n) of the Code or Section 302 of ERISA, or (g) the incurrence by the Borrower or any ERISA Affiliate of any withdrawal liability with respect to the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.
     “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, any monetary obligations of the Borrower and its Subsidiaries in respect of such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for any Hedging Agreements upon which the Borrower and its Subsidiaries would have a monetary obligation if such Hedging Agreement were to be closed out and a termination value were to be determined on the date of calculation, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     “Trading With the Enemy Act” means The Trading With The Enemy Act, Pub. L. No. 65-91, 40 Stat. 411 (1917), as amended or modified from time to time.
     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
     “United States” means the United States of America.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower listed on Schedule 1.1(b) or which is designated as an Unrestricted Subsidiary after the Closing Date pursuant to Section 9.9, provided that at all times such (a) Unrestricted Subsidiary’s obligations are non-recourse to the Borrower and its Subsidiaries and (b) Unrestricted Subsidiary individually and collectively with all other Unrestricted Subsidiaries meets the requirements set forth in Section 9.9.
     “Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.
     “Wholly Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

     “Working Capital” means, for any period of determination, current assets excluding cash minus current liabilities (excluding any principal balances associated with the Revolving Credit Loans), all determined in accordance with GAAP.
     SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, applied on a consistent basis, except as otherwise specifically prescribed herein.
     SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
     SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
     SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit that is available to be drawn at such time; provided that, for any purpose of determining the total amount of L/C Obligations under this Agreement or any other Loan Document with respect to borrowing availability under any credit facility provided for in this Agreement or any other Loan Document, the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor, whether or not such maximum face amount is in effect at such time (as such amount may be reduced by any amount drawn, reimbursed and no longer available under such Letter of Credit).
ARTICLE II
REVOLVING CREDIT FACILITY
     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of all outstanding Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
     SECTION 2.2 Swingline Loans.
               (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (ii) the Swingline Commitment; provided further that the Swingline Lender will not make a Swingline Loan from and after the date which is one (1) day after it has received written notice from the Administrative Agent (upon the request of the Required Lenders) that one or more of the applicable conditions to Extensions of Credit specified in Section 6.3 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate).
               (b) Refunding. Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 3:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
               (i) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
               (ii) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each Revolving Credit Lender agrees and acknowledges that if, prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 12.1(h) or (i) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).
     SECTION 2.3 Procedure for Advances of Revolving Credit and Swingline Loans.
               (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 2:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 2:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
               (b) Disbursement of Revolving Credit and Swingline Loans. Not later than 3:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
     SECTION 2.4 Repayment of Revolving Credit and Swingline Loans.
               (a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.
               (b) Mandatory Repayment of Revolving Credit Loans. If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess, with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 12.2(b)).
               (c) Mandatory Repayment from Excess Proceeds. In the event proceeds remain after the prepayments of the Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment.
               (d) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit and the Swingline Loans, in whole or in part, upon at least (i) three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans, (ii) one (1) Business Day irrevocable notice with respect to Base Rate Loans and (iii) same day notice by 2:00 p.m. with respect to Swingline Loans, substantially in the form attached hereto as Exhibit D (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Each such repayment shall be accompanied by an amount required to be paid pursuant to Section 5.9 hereof.
          (e) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
               (f) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedging Agreement.
     SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.
               (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The amount of each partial permanent reduction shall permanently reduce the Lenders’ Revolving Credit Commitments pro rata in accordance with their respective Revolving Credit Commitment Percentages.
               (b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal, first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third to any Letters of Credit then outstanding, in each case sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.
     SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) December 15, 2011, (b) the date of termination by the Borrower pursuant to Section 2.5 of the entire Revolving Credit Commitment, or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

ARTICLE III
LETTER OF CREDIT FACILITY
     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender and the Administrative Agent; provided, that the Issuing Lender shall have no obligation to issue, and the L/C Participants shall have no obligation to participate in, any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit (other than the Existing Letters of Credit) shall (i) be in a minimum amount of $25,000 unless otherwise agreed to by the Issuing Lender, (ii) be a standby or trade letter of credit issued to support obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender and the Administrative Agent, which date shall be no later than the earlier of (A) one (1) year after the date of its issuance (but any Letter of Credit issued hereunder may, by its terms and consistent with the terms hereof, be renewable annually with the consent of the Issuing Bank), and (B) the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. The Issuing Lender shall not at any time be obligated to issue, and the L/C Participants shall have no obligation to participate in, any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.
     SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information (“L/C Supporting Documentation”) as the Issuing Lender and the Administrative Agent may request. The Borrower will contemporaneously deliver to the Administrative Agent at the Administrative Agent’s Office a copy of such Application and L/C Supporting Documentation. Upon receipt of any Application, the Issuing Lender shall process such Application and the L/C Supporting Documentation delivered to it in connection therewith in accordance with its customary procedures and shall, after approving the same and receiving confirmation from the Administrative Agent that sufficient availability exists under the Revolving Credit Facility for issuance of such Letter of Credit, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all L/C Supporting Documentation relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower; provided that the Issuing Lender shall not issue a Letter of Credit from and after the date which is one (1) day after it has received written notice from the Administrative Agent (upon the request of the Required Lenders) that one or more of the applicable conditions to Extensions of Credit specified in Section 6.3 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Issuing Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate). The Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
     SECTION 3.3 Commissions and Other Charges.
          (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.
          (b) In addition to the foregoing commission, the Borrower shall pay the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit issued hereunder in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (.125%) per annum. Such issuance fee shall be billed by the Administrative Agent and shall be payable by the Borrower in equal quarterly payments, in arrears, on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.
          (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
     SECTION 3.4 L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
          (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof), the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
     SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), the Issuing Lender not later than 1:00 p.m. on the next succeeding Business Day for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. The Issuing Lender shall deliver written notice of any drawing under a Letter of Credit to the Administrative Agent and the Borrower. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
     SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lender, the Administrative Agent and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final, nonappealable judgment. The Borrower agrees that any action taken or omitted by the Issuing Lender or the Administrative Agent under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender, the Administrative Agent or any L/C Participant to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 3.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
TERM LOAN FACILITY
     SECTION 4.1 Term Loan. Subject to the terms and conditions of this Agreement, each Lender with a Term Loan Commitment severally agrees to make a Term Loan to the Borrower in two (2) draws as requested by the Borrower in accordance with Section 4.2 (the first of such draws, the “Initial Term Loan Draw” and the second of such draws, the “Delayed Term Loan Draw” and, collectively, the “Term Loan Draws”); provided that (a) the Initial Term Loan Draw, in an aggregate principal amount equal to $275,000,000, shall be made on the Closing Date, (b) the Delayed Term Loan Draw, in an aggregate principal amount equal to $200,000,000, shall be made no later than 2:00 p.m. on January 15, 2007 (the “Delayed Term Loan Funding Deadline”), (c) the aggregate principal amount of the Term Loan outstanding (after giving effect to any amount requested) shall not exceed the Term Loan Commitment, (d) the portion of aggregate principal amount of the outstanding Term Loan from any Lender to the Borrower shall not at any time exceed such Lender’s Term Loan Commitment and (e) each Lender’s Term Loan Commitment shall terminate as of the Delayed Term Loan Funding Deadline (regardless of (i) the failure of the Borrower to request the Delayed Term Loan Draw or (ii) the failure of the Borrower to fully utilize the total aggregate principal amount of the Term Loan Commitment upon making the Delayed Term Loan Draw). Each Term Loan Draw shall be funded by each such Lender in a principal amount equal to such Lender’s Term Loan Percentage of the aggregate principal amount of the Term Loan made on the applicable date.
     SECTION 4.2 Procedure for Advance of Term Loan Draws. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 2:00 p.m. (a) on the same Business Day for each Base Rate Loan and (b) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying:
          (i) the date of such Term Loan Draw, which shall be (A) with respect to the Initial Term Loan Draw, the Closing Date and (B) with respect to the Delayed Term Loan Draw, a Business Day no later than the Delayed Term Loan Funding Deadline;
          (ii) the amount of such borrowing, which shall be (A) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or (B) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof;
          (iii) whether the Loan to be made pursuant to such Term Loan Draw is to consist of LIBOR Rate Loans or Base Rate Loans (provided that the Borrower may request, prior to the Closing Date, that such Lenders make the Initial Term Loan Draw as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying such Lenders in the manner set forth in Section 5.9 of this Agreement); and

          (iv) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.
          Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 3:00 p.m. on the applicable date of any Term Loan Draw, each Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in immediately available funds, the amount of such Term Loan to be made by such Lender on such date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Term Loan Draw in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower.
     SECTION 4.3 Repayment of Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last Business Day of each of January, April, July and October commencing January 31, 2008 in amounts equal to the following percentages of the Term Loan outstanding on January 16, 2007, in accordance with the following amortization schedule, except as the amount of individual installments may be adjusted pursuant to Section 4.4 hereof:

		PRINCIPAL INSTALLMENT (EXPRESSED AS
		A PERCENTAGE OF THE OUTSTANDING
		TERM LOAN PRINCIPAL AMOUNT AS OF
YEAR	PAYMENT DATE	JANUARY 16, 2007)
2008	January 31	1.25%
	April 30	1.25%
	July 31	1.25%
	October 31	1.25%
2009	January 31	2.50%
	April 30	2.50%
	July 31	2.50%
	October 31	2.50%
2010	January 31	2.50%
	April 30	2.50%
	July 31	2.50%
	October 31	2.50%
2011	January 31	3.75%
	April 30	3.75%
	July 31	3.75%
	October 31	3.75%
2012	January 31	15.00%
	April 30	15.00%
	July 31	15.00%
	Term Loan Maturity Date	15.00%

          If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.
SECTION 4.4 Prepayments of Term Loan. Optional Prepayment of Term Loan. The Borrower shall have the right at any time and from time to time, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to any repayment, to prepay the Term Loan in whole or in part without premium or penalty except as provided in Section 5.9. Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof. So long as the unused portion of the Revolving Credit Commitment equals or exceeds $50,000,000 at the time of, and after giving effect to, such prepayment, then such prepayment may be applied to the remaining scheduled quarterly principal installments of the Term Loan set forth in Section 4.3 in either direct order of maturity, inverse order of maturity or on a pro rata basis, as directed by the Borrower; but if the unused portion of the Revolving Credit Commitment is less than $50,000,000 at the time of, and after giving effect to, such prepayment, then such prepayment shall be applied to the remaining scheduled quarterly principal installments of the Term Loan on a pro rata basis. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
               (b) Mandatory Prepayments of Term Loan.
                    (i) Debt Proceeds. The Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds in excess of $1,000,000 in the aggregate during any Fiscal Year from any incurrence of Debt not otherwise permitted pursuant to Section 11.1, by the Borrower or any of its Restricted Subsidiaries. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.
                    (ii) Subordinated Debt Proceeds. The Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the Net Cash Proceeds from any incurrence of Subordinated Debt permitted pursuant to Section 11.1(f), or otherwise permitted by the Required Lenders, by the Borrower or any of its Restricted Subsidiaries. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.
                    (iii) Equity Proceeds. The Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 4.4(b)(vii) below in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any offering of Capital Stock by the Borrower or any of its Restricted Subsidiaries other than solely as a result of offerings of Capital Stock made in connection with any employee stock option, incentive plan or stock purchase plan or made in connection with compensation or incentive plans for directors officers and employees or the exercise of any options or other convertible securities in connection therewith. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.
                    (iv) Asset Sale Proceeds. No later than one hundred eighty (180) days following the Borrower’s or applicable Restricted Subsidiary’s receipt thereof, the Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds in excess of $10,000,000 in the aggregate during any Fiscal Year from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Restricted Subsidiaries other than sales or other dispositions of assets permitted pursuant to Section 11.5 (a) through (h). Upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all such Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries shall be applied to make prepayments of the Term Loan, such prepayments to be made within three (3) Business Days after the Borrower’s or such Restricted Subsidiary’s receipt of all such Net Cash Proceeds; provided that nothing in this sentence shall require the Borrower to repay a greater amount of Net Cash Proceeds than it would be required to repay pursuant to the first sentence of this Section 4.4(b)(iv).
                    (v) Insurance and Condemnation Proceeds. No later than one hundred eighty (180) days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds under any of the property hazard insurance policies maintained by the Borrower or any of its Subsidiaries or from any condemnation proceeding (the “Insurance and Condemnation Proceeds”) which have not been previously reinvested (whether before or after the receipt of such Net Cash Proceeds) as of such date in similar replacement assets, the Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 4.4(b)(vii) below in amounts equal to one hundred percent (100%) of the aggregate amount of such Insurance and Condemnation Proceeds in excess of $1,000,000 received by the Borrower or any of its Restricted Subsidiaries with respect to each occurrence for which Insurance and Condemnation Proceeds are received. Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance and Condemnation Proceeds received by the Borrower or its Restricted Subsidiaries shall be applied to make prepayments of the Term Loan, such prepayments to be made within three (3) Business Days after the Borrower’s or such Restricted Subsidiary’s receipt of all such Insurance and Condemnation Proceeds.
                    (vi) Excess Cash Flow. No later than one hundred (100) days after the end of any Fiscal Year, the Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in Section 4.4(b)(vii) below in an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year.
                    (vii) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under Sections 4.4(b)(i) through and including 4.4(b)(vi),

the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment under Sections 4.4(b)(i) through and including 4.4(b)(v) shall be applied as follows: first, to reduce the remaining scheduled quarterly principal repayment installments of the Term Loan on a pro rata basis and second, to the extent of any excess, to temporarily prepay the Revolving Credit Loans pursuant to Section 2.4(c). Each prepayment under Section 4.4(b)(vi) shall be applied as follows: first, to reduce the remaining scheduled quarterly principal installments of the Term Loan set forth in Section 4.3 in either direct order of maturity, inverse order of maturity or on a pro rata basis, as directed by the Borrower and second, to the extent of any excess, to temporarily prepay the Revolving Credit Loans pursuant to Section 2.4(c).
          Amounts repaid under the Term Loan pursuant to Section 4.3 or prepaid under the Term Loan pursuant to this Section 4.4 may not be reborrowed and will constitute a permanent reduction in such Term Loan Commitment. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
          Notwithstanding anything in this Section 4.4 to the contrary, any Term Loan Lender shall have the right to refuse its pro rata share (based on Term Loan Percentage) of any such mandatory prepayment, at which time the remaining amount shall be applied first, to temporarily reduce the Revolving Credit Loans, and then, to the extent of any remaining funds, the Borrower may elect to (a) prepay the outstanding Term Loan in the manner set forth in this Section 4.4 regardless of the election of the Term Loan Lender or (b) retain such excess amount.
          No prepayment or repayment pursuant to this Section 4.4 shall affect any of the Borrower’s obligations under any Hedging Agreement.
ARTICLE V
GENERAL LOAN PROVISIONS
     SECTION 5.1 Interest.
          (a) Interest Rate Options. Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans and the Term Loan shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 5.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 5.1(c) (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or Section 4.2, as applicable, or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

          (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months with respect to each LIBOR Rate Loan; provided that:
               (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
               (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
               (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
               (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and the Borrower shall use reasonable efforts to select Interest Periods so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and
               (v) there shall be no more than eight (8) Interest Periods in effect at any time.
               (c) Applicable Margin.
               (i) The Applicable Margin provided for in Section 5.1(a) with respect to any Revolving Credit Loan, Swingline Loan or Term Loan shall be based upon the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the financial statements and the accompanying Officer’s Compliance Certificate for such fiscal quarter, as follows:

Pricing Level	Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin
I	Greater than 2.50 to 1.00	1.625%	0.625%
II	Greater than or equal to 1.50 to 1.00 but less than or equal to 2.50 to 1.00	1.375%	0.375%
III	Less than 1.50 to 1.00	1.125%	0.125%
               (ii) Adjustments, if any, in the Applicable Margin shall be made on the date (each a “Calculation Date”) ten (10) Business Days after the date on which the Borrower provides quarterly financial statements of the Borrower and its Subsidiaries and an accompanying Officer’s Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries for the most recently ended fiscal quarter of the Borrower and its Subsidiaries; provided that (A) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (B) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower and its Subsidiaries preceding the applicable Calculation Date, the Applicable Margin shall be based on Pricing Level I (as shown above) from such Calculation Date until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Applicable Margin shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries preceding such Calculation Date. Except as provided in the preceding sentence, the Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.
          (d) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1 (a), (b), (h) or (i), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
          (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2007; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on Base Rate Loans based on the Federal Funds Rate, LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans based on the Prime Rate shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.
          (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
     SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (i) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (ii) upon the expiration of any Interest Period, (A) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (B) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 2:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loans to be converted or continued, and (iv) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.
     SECTION 5.3 Fees.
          (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the applicable rate based upon the table set forth below (the “Commitment Fee Rate”) on the average daily unused portion of the Revolving Credit Commitment; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2007, and ending on the Revolving Credit Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with such Lenders’ respective Revolving Credit Commitment Percentages. The Commitment Fee Rate shall be determined and adjusted quarterly on each Calculation Date; provided, however, that (a) the initial Commitment Fee Rate shall be based on Pricing Level II (as shown below) and shall remain at Pricing Level II until the first Calculation Date occurring after the Closing Date and thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Commitment Fee Rate from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. Except as provided in the preceding sentence, the Commitment Fee Rate shall be effective from one Calculation Date until the next Calculation Date.

Pricing Level	Leverage Ratio	Commitment Fee Rate
I	Greater than 2.50 to 1.00	0.375%
II	Greater than or equal to 1.50 to 1.00 but less than or equal to 2.50 to 1.00	0.300%
III	Less than 1.50 to 1.00	0.250%
          (b) Arrangers’ and Other Fees. In order to compensate the Arrangers for structuring and syndicating the Loans and the Administrative Agent for its obligations hereunder, the Borrower agrees to pay to each Arranger and the Administrative Agent, for the account of each Arranger, the Administrative Agent, the Lenders and their Affiliates, any fees set forth in the separate fee letter agreement executed by the Borrower, the Administrative Agent and each of the Arrangers dated November 17, 2006.
     SECTION 5.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages or Term Loan Percentages, as applicable, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the L/C Participants’ commissions shall be made in like manner, but for the account of the L/C Participants. Each payment to the Administrative Agent of the Issuing Lender’s fees and expenses shall be made in like manner, but for the account of the Issuing Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.8, 5.9, 5.11 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
     SECTION 5.5 Evidence of Debt.
          (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loan and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
          (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     SECTION 5.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.2 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
          (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
          (b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
          Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
     SECTION 5.7 Obligations of Lenders.
          (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
     SECTION 5.8 Changed Circumstances.
          (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or the Required Lenders (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a LIBOR Rate Loan, deposits in eurodollars, in the applicable amounts are not being offered to the Administrative Agent or the Lenders for such Interest Period or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost of funding such Loan, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
          (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
     SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
     SECTION 5.10 Increased Costs.
               (a) Increased Costs Generally. If any Change in Law shall:
               (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
               (B) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Lender); or
               (C) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

     and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

     SECTION 5.11 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
               (A) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
               (B) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto),
               (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form thereto), or
               (D) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
          (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.
     SECTION 5.12 Replacement of Lenders.
          (a) Request for Compensation. If any Lender requests compensation pursuant to Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Lender Replacement. If any Lender requests compensation pursuant to Section 5.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender shall refuse to consent to a waiver or amendment to, or a departure from the provisions of this Agreement or any other Loan Document which requires the consent of all Lenders or all Lenders directly affected thereby and that has been consented to by the Required Lenders, then, in each case, the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.10), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
                    (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,
                    (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

                    (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter, and
                    (iv) such assignment does not conflict with Applicable Law.
                    (v) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          (c) Effect of Replacement. To the extent that any Lender (a “Replaced Lender”) is required to assign all of its interests, rights and obligations under this Agreement to an Eligible Assignee (a “Replacement Lender”) pursuant to this Section 5.12, upon the execution of all applicable assignment documents and the satisfaction of all other conditions set forth herein, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to the indemnification provisions under this Agreement, which provisions shall survive as to such Replaced Lender.
     SECTION 5.13 Security. The Obligations of the Borrower and the Guarantors shall be secured as provided in the Security Documents.
ARTICLE VI
CLOSING; CONDITIONS OF CLOSING AND BORROWING
     SECTION 6.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on December 15, 2006, or on such other place, date and time as the parties hereto shall mutually agree.
     SECTION 6.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
          (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Note in favor of each Lender requesting a Term Note, a Swingline Note in favor of the Swingline Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.
          (b) Closing Certificates; etc.
                    (i) Officer’s Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower and each Subsidiary thereof contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower and each Subsidiary thereof is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower and each Subsidiary thereof has satisfied each of the closing conditions.
                    (ii) Certificate of Secretary of the Credit Parties. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation, certificate of formation, certificate of partnership or other organizational document, as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws, operating agreement or partnership agreement, as applicable, of such Credit Party as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors or other applicable governing authority of such Credit Party authorizing the borrowings contemplated hereunder or the delivery of the Guaranty Agreement and the Collateral Agreement, as the case may be, and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.2(b)(iii).
                    (iii) Certificates of Good Standing. The Administrative Agent shall have received (A) certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and (B) to the extent available from the applicable jurisdiction, a certificate of the relevant taxing authorities of the jurisdiction of organization of each Credit Party (other than Stored Value Card, Inc. and Jack in the Box Eastern Division, L.P.) certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.
                    (iv) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to each Credit Party addressed to the Administrative Agent and the Lenders with respect to each Credit Party, the Loan Documents and such other matters as the Lenders shall request.
                    (v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 5.11(e).
          (c) Collateral.
                    (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents shall have been forwarded for filing in all appropriate locations and the Administrative Agent shall have received evidence satisfactory thereto that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein, subject to any Liens permitted under Section 11.2.

                    (ii) Pledged Collateral. The Administrative Agent shall have received original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Collateral Agreement together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.
                    (iii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to bankruptcy and tax matters) made against each Credit Party as deemed necessary by the Administrative Agent, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder.
                    (iv) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance (naming the Administrative Agent as additional insured on all certificates for liability insurance) and evidence of payment of all insurance premiums for the current policy year of each such policy of insurance.
          (d) Consents; Defaults.
                    (i) Governmental and Third Party Approvals. The Credit Parties shall have received all governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing.
                    (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority (including the SEC and any state securities regulatory authorities) to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.
                    (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.
          (e) Financial Matters.
                    (i) Financial Statements. The Administrative Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Administrative Agent and prepared in accordance with GAAP.
                    (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the

Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and the Credit Parties, taken as a whole, are Solvent, (B) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X hereof and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.
                    (iii) Payment at Closing; Fee Letters. The Borrower shall have paid to the Arrangers, the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 due on the Closing Date and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
          (f) Miscellaneous.
                    (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, as applicable, from the Borrower in accordance with Section 2.3(a) and Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.
                    (ii) Repayment of Existing Credit Agreement and Release of Liens. The Existing Credit Agreement shall have been repaid in full and all obligations of the Borrower and its Subsidiaries (other than those obligations that specifically survive termination pursuant to the terms of the Existing Credit Agreement) shall be terminated and all Liens securing the obligations under the Existing Credit Agreement (other than Liens upon the Collateral securing the Obligations hereunder) shall be released, in each case pursuant to and in accordance with a payoff letter in form and substance reasonably satisfactory to the Administrative Agent.
                    (iii) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
                    (iv) Rating of the Facility. The Facility shall have received a recent updated rating from S&P and Moody’s.
     SECTION 6.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
          (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing, continuation, conversion issuance or extension date with the same effect as if made on and as of such date except for any representation and warranty that specifically refers to an earlier date, which representation and warranty shall remain true and correct as of such earlier date.
          (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
          (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 4.2 and Section 5.2.
     SECTION 6.4 Conditions to Delayed Term Loan Draw. In addition to the conditions set forth in Section 6.3, the obligation of the Lenders to make the Term Loan in connection with the Delayed Term Loan Draw is subject to the satisfaction of each of the following conditions, as of the applicable date of such Delayed Term Loan Draw:
          (a) Governmental and Third Party Approvals Regarding the Tender Offer. To the extent applicable, the Credit Parties shall have received all governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the Tender Offer and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or the Tender Offer or that could seek or threaten any of the foregoing.
          (b) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority (including the SEC and any state securities regulatory authorities) to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of the Tender Offer or the consummation of the transactions contemplated thereby, or which, in the Administrative Agent’s sole reasonable discretion, would make it inadvisable to consummate the transactions contemplated by the Delayed Term Loan Draw.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
     SECTION 7.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:
          (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do a material portion of their business as of the Closing Date are described on Schedule 7.1(a).
          (b) Ownership. Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). All outstanding shares of the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower, except as set forth in the most recent audited financial statements thereof, or its Subsidiaries, except as described on Schedule 7.1(b).
          (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Restricted Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
          (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Restricted Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement except, in each case, (A) as may be required by law affecting the offering and sale of securities generally, (B) filings under the UCC and (C) those notices, consents and authorizations which have been obtained prior to the Closing Date.
          (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business and complete the Tender Offer, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority, including any such reports, documents and other materials required to be filed on or before the date hereof in connection with the Tender Offer, and has retained all material records and documents required to be retained by it under Applicable Law; except, in each case referred to in clauses (i), (ii) and (iii) above, to the extent that the failure to comply with the terms thereof could not reasonably be expected to have a Material Adverse Effect.
          (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has timely filed all federal, state, local and other tax returns required by Applicable Law, and has paid all federal, state, local and other taxes, assessments, fees and other governmental charges therein shown to be due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Responsible Officers of the Borrower and its Subsidiaries, there is (i) no ongoing audit, examination or other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and (ii) no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
          (g) Intellectual Property Matters. Each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

          (h) Environmental Matters. Except as to matters which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
                    (i) the properties owned, leased or operated by the Borrower and its Subsidiaries now do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;
                    (ii) the Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
                    (iii) neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
                    (iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;
                    (v) no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; and
                    (vi) there has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
          (i) ERISA.
                    (i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans other than those identified on Schedule 7.1(i);

                    (ii) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
                    (iii) As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to timely make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan, in each case where such event could reasonably be expected to have a Material Adverse Effect; nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
                    (iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;
                    (v) No Termination Event has occurred or is reasonably expected to occur; and
                    (vi) Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
          (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” (as each such term is defined or used, directly or indirectly, in Regulation U and Regulation X) any Margin Stock. No part of the proceeds of any of the Loans or Letters of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U or Regulation X.
          (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
          (l) Material Contracts. Schedule 7.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 7.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each written Material Contract required to be listed on Schedule 7.1(l) or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
          (m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.
          (n) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than (i) any such restriction or encumbrance existing under or by reason of the Loan Documents or Applicable Law; (ii) customary restrictions on the transfer of the property subject to a Capital Lease set forth in such Capital Lease provided that such transfer restriction does not apply to any property other than the property financed by such Capital Lease; (iii) customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition (not otherwise prohibited by the Loan Documents) of all or substantially all of the Capital

Stock in, or assets of, such Subsidiary of the Borrower; (iv) customary non-assignment provisions of any contract or lease, provided that such provisions are limited to assets consisting of such contract or lease itself and include no other assets; and (v) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary of the Borrower in the ordinary course of business.
          (o) Financial Statements. The audited Consolidated balance sheet of the Borrower and its Subsidiaries as of October 1, 2006 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto other than Debt incurred in the ordinary course of business subsequent to the date thereof and disclosed in writing to the Administrative Agent.
          (p) No Material Adverse Change. Except as publicly disclosed by the Borrower prior to the Closing Date, since October 1, 2006, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
          (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and the Credit Parties, taken as a whole, will be Solvent.
          (r) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 7.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
          (s) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 11.2. Neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any Lien remaining effective as of the Closing Date, except to perfect those Liens permitted by Section 11.2.

          (t) Debt and Guaranty Obligations. Schedule 7.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $2,500,000. The Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.
          (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority except for any such actions, suits or proceedings which individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.
          (w) Senior Debt Status. The Obligations of the Borrower and each of its Restricted Subsidiaries under this Agreement and each of the other Loan Documents rank and shall continue to rank senior in priority of payment to all Subordinated Debt of each such Person and, to the extent applicable, is designated as “Senior Debt” or the equivalent thereof under all instruments and documents relating to all Subordinated Debt of such Person.
          (x) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person or (ii) is in violation of (A) the Trading with the Enemy Act, as amended or modified from time to time, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended or modified from time to time) or any enabling legislation or executive order relating thereto or (C) the Patriot Act. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     SECTION 7.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
ARTICLE VIII
FINANCIAL INFORMATION AND NOTICES
          Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth in the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:
     SECTION 8.1 Financial Statements and Projections.
               (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) days following any date on which the Borrower may be required to file such statements), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrower to the Administrative Agent and the Lenders of Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such quarterly report on EDGAR Online or any other publicly available database, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a), provided that in the case of a posting on EDGAR Online or any other applicable database, the Borrower shall promptly notify the Administrative Agent (by telecopy or electronic mail) of the availability of such documents and the website of such database. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

               (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) days following any date on which the Borrower may be required to file such statements), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the Borrower to the Administrative Agent and the Lenders of Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such annual report on EDGAR Online or any other publicly available database, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(b), provided that in the case of a posting on EDGAR Online or any other applicable database, the Borrower shall promptly notify the Administrative Agent (by telecopy or electronic mail) of the availability of such documents and the website of such database. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
               (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within thirty (30) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s assumptions with respect to such projections, accompanied by a certificate from the chief financial officer or treasurer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) fiscal quarter period.
     SECTION 8.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 8.1 (a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”).
     SECTION 8.3 Annual Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence.
     SECTION 8.4 Other Reports.
          (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and
          (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
     SECTION 8.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:
          (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses, which in any such case could reasonably be expected to have a Material Adverse Effect;
          (b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
          (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof;
          (d) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;
          (e) (i) any Default or Event of Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default or (iii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default by the Borrower or any Subsidiary or, to the knowledge of the Borrower or any Subsidiary, any third party, under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;
          (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any

ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and
          (g) any event which makes any of the representations set forth in Section 7.1 inaccurate in any respect.
     SECTION 8.6 Extension of Time. Notwithstanding anything in this Agreement to the contrary, the Administrative Agent may, in its sole discretion, extend the delivery deadline applicable to any notice, certificate or other information required to be delivered under this Article VIII for a period of time not to exceed five (5) Business Days.
     SECTION 8.7 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in
Section 7.1(y).
     SECTION 8.8 Public/Private Designation for Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or either Arranger will make available to the Lenders and the Issuing Lender written materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding any other provision of this Section, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.12.

ARTICLE IX
AFFIRMATIVE COVENANTS
     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Borrower will, and will cause each of its Restricted Subsidiaries to:
     SECTION 9.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 11.4, preserve and maintain its separate corporate existence and all material rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
     SECTION 9.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business in accordance with sound business practices, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition in accordance with sound business practices all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.
     SECTION 9.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
     SECTION 9.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
     SECTION 9.5 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business.
     SECTION 9.6 Environmental Laws. In addition to and without limiting the generality of Section 9.5, (a) materially comply with, and ensure such material compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Restricted Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor as determined by a court of competent jurisdiction by final nonappealable judgment.
     SECTION 9.7 Compliance with ERISA. In addition to and without limiting the generality of Section 9.5, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Pension Plan as may be reasonably requested by the Administrative Agent to confirm compliance with this Section.
     SECTION 9.8 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.
     SECTION 9.9 Additional Subsidiaries.
               (a) Additional Domestic Subsidiary. Notify the Administrative Agent of (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 9.9(c) below or (ii) the creation or acquisition of any Domestic Subsidiary, and (unless such Domestic Subsidiary has been designated as an Unrestricted Subsidiary pursuant to Section 9.9(d)) promptly thereafter (and in any event within thirty (30) days), cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) deliver to the Administrative Agent a duly executed Joinder Agreement and comply with the terms of each Security Document, (C) deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 6.2(b) and (D) deliver to the Administrative Agent such other documents and closing certificates (and including, without limitation, opinions of counsel to such Person) as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
               (b) Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a first tier Foreign Subsidiary of the Borrower or any Restricted Subsidiary, and at the request of the Administrative Agent, promptly thereafter (and in any event within forty-five (45) days after such request), cause (i) the Borrower or applicable Restricted Subsidiary to deliver to the Administrative Agent a supplement to the Security Documents pledging sixty-six percent (66%) of the total outstanding voting ownership interest or Capital Stock (and 100% of the non-voting ownership interest or Capital Stock) of such new Foreign Subsidiary and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the ownership interest or Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 6.2(b), and (iii) such Person to deliver to the Administrative Agent such other documents and closing certificates (and including, without limitation, opinions of counsel to such Person) as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
               (c) Redesignation of Unrestricted Subsidiaries. At any time, at the option of the Borrower, upon written notice to the Administrative Agent, redesignate an Unrestricted Subsidiary as a Restricted Subsidiary. Further, promptly after the date on which the Borrower or the Administrative Agent determines that either (i) any Unrestricted Subsidiary and its Subsidiaries individually represent two and one half percent (2.5%) or more of (A) the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date or (B) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date or (ii) all Unrestricted Subsidiaries and their respective Subsidiaries collectively represent in the aggregate five percent (5%) or more of (A) the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date or (B) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date, then the Borrower shall promptly identify in writing to the Administrative Agent such Unrestricted Subsidiaries to be redesignated as Restricted Subsidiaries to cause such remaining Unrestricted Subsidiaries and their Subsidiaries (after giving effect to such redesignation) to individually represent less than two and one half percent (2.5%) of each of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date and the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date and collectively represent in the aggregate less than five percent (5%) of each of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date and the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date.

               (d) Designation of Restricted Subsidiaries. So long as no Default or Event of Default has occurred and is continuing, at the option of the Borrower, on prior written notice to the Administrative Agent, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary (or designate any newly formed or acquired Subsidiary as an Unrestricted Subsidiary; provided that such formation or acquisition is otherwise permitted hereunder), so long as the Administrative Agent reasonably determines that at the time of such proposed designation (or redesignation, as applicable), and after giving effect thereto, the Unrestricted Subsidiaries and their respective Subsidiaries (including the Subsidiary and its respective Subsidiaries to be designated or redesignated, as applicable, as an Unrestricted Subsidiary) (i) individually represent less than two and one half percent (2.5%) of each of (A) the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date and (B) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date and (ii) collectively represent in the aggregate less than five percent (5%) of each of (A) the Consolidated EBITDA of the Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters most recently ended prior to such date and (B) the Consolidated assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter prior to such date. Such designation (or redesignation, as applicable) shall have an effective date mutually acceptable to the Administrative Agent and Borrower, but in no event earlier than five (5) Business Days following receipt by the Administrative Agent of such written notice.
               (e) Additional Collateral. Notify the Administrative Agent, within ten (10) days after the occurrence thereof, of the acquisition of any property by the Borrower or any Restricted Subsidiary that is of the same type and character of the Collateral subject to any Security Document, but that is not subject to the existing Security Documents (taking into account any after-acquired property provisions thereof), any Person’s becoming a Subsidiary and any other event or condition that may require additional action of any nature in order to preserve the effectiveness and perfected status of the Liens and security interests of the Administrative Agent and the Lenders with respect to the Collateral pursuant to the Security Documents.
     SECTION 9.10 Use of Proceeds.
          (a) Use the proceeds of the Revolving Credit Loans and any Letters of Credit (i) to finance permitted share repurchases, permitted dividends, Permitted Acquisitions, ongoing working capital requirements and other general corporate purposes of the Borrower and its Restricted Subsidiaries and (ii) notwithstanding anything to the contrary contained in clause (i) of this paragraph (a), only to the extent the proceeds of the Initial Term Loan Draw or the Delayed Term Loan Draw, as applicable, are not sufficient, to (A) repay existing Debt of the Borrower in connection with the Existing Credit Agreement or finance the Tender Offer and (B) pay fees and expenses incurred in connection with (1) this Agreement, (2) the repayment of Debt under the Existing Credit Agreement or (3) the Tender Offer.
          (b) Use the proceeds of the Initial Term Loan Draw (i) to repay existing Debt of the Borrower in connection with the Existing Credit Agreement, (ii) to pay fees and expenses incurred in connection with this Agreement and the repayment of Debt under the Existing Credit Agreement and (iii) for ongoing working capital requirements and other general corporate purposes, other than the items contemplated by Section 9.10(c)(i) and (ii).

          (c) Use the proceeds of the Delayed Term Loan Draw (i) to finance the Tender Offer, (ii) to pay fees and expenses incurred in connection with the Tender Offer and (iii) for ongoing working capital requirements and other general corporate purposes.
     SECTION 9.11 Retirement of Stock. Retire or cancel, in compliance with all Applicable Law, all Capital Stock of the Borrower repurchased pursuant to the Tender Offer.
     SECTION 9.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.
ARTICLE X
FINANCIAL COVENANTS
          Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower and its Subsidiaries on a Consolidated basis will not:
     SECTION 10.1 Maximum Leverage Ratio. As of any fiscal quarter end, permit the ratio of (a) Funded Debt on such date to (b) EBITDA for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date (such ratio, the “Leverage Ratio”) to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date to and including September 28, 2008	2.75 to 1.00
September 29, 2008 to and including September 27, 2009	2.50 to 1.00
Thereafter	2.25 to 1.00
     SECTION 10.2 Minimum Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) the sum of (i) EBITDAR for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date less (ii) maintenance Capital Expenditures for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date to (b) the sum of (i) Rental Expense for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date plus (ii) Interest Expense for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date plus (iii) the sum of all scheduled principal payments made in respect of the Term Loan Facility pursuant to Section 4.3 for the four (4) consecutive fiscal quarter period ending on or immediately prior to such date to be less than 1.35 to 1.00.

     SECTION 10.3 Maximum Capital Expenditures. Permit the aggregate amount of all Capital Expenditures less Capital Expenditures related to Permitted Sale-Leaseback Transactions in any Fiscal Year to exceed the corresponding maximum amount set forth below:

Fiscal Year	Maximum Amount
2007	$200,000,000
2008	$225,000,000
2009	$225,000,000
2010	$200,000,000
2011	$175,000,000
2012	$175,000,000
          Notwithstanding the foregoing, any unused Capital Expenditure allowance with respect to any Fiscal Year may be carried over to the immediately following Fiscal Year, on a non-cumulative basis; provided, that the amount of any Capital Expenditures in any Fiscal Year shall be deemed made first, in respect of maximum Capital Expenditures for such Fiscal Year and second, in respect of amounts carried over from the prior Fiscal Year; and provided further, the amount carried over from any Fiscal Year shall in no event exceed ten percent (10%) of the maximum Capital Expenditure allowance for such Fiscal Year.
ARTICLE XI
NEGATIVE COVENANTS
          Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.11, the Borrower has not and will not and will not permit any of its Restricted Subsidiaries to:
     SECTION 11.1 Limitations on Debt.
          Create, incur, assume or suffer to exist any Debt except:
          (a) the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));
          (b) Debt incurred in connection with a Hedging Agreement (i) with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent or (ii) described on Schedule 11.1(b); provided, that any counterparty that is a Lender or an Affiliate of a Lender shall be deemed satisfactory to the Administrative Agent.
          (c) Debt existing on the Closing Date and not otherwise permitted under this Section 11.1, as set forth on Schedule 11.1(c), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

          (d) Debt of the Borrower and its Restricted Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed $25,000,000 outstanding at any time;
          (e) purchase money Debt of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10,000,000 outstanding at any time;
          (f) Subordinated Debt; provided that in the case of each issuance of Subordinated Debt, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Debt, (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Debt and (iii) the Borrower shall have complied with the requirements of Section 4.4(b)(ii);
          (g) unsecured Debt of the Borrower and its Restricted Subsidiaries not otherwise permitted pursuant to this Section 11.1 in an aggregate principal amount not to exceed $25,000,000 outstanding at any time;
          (h) Guaranty Obligations with respect to the Obligations;
          (i) Debt owed by any Restricted Subsidiary to the Borrower, by the Borrower to any Restricted Subsidiary, or by any Restricted Subsidiary to another Restricted Subsidiary;
          (j) Guaranty Obligations incurred by Borrower with respect to Debt of any Restricted Subsidiary;
          (k) Debt consisting of Capital Leases entered into pursuant to Permitted Sale-Leaseback Transactions;
          (l) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any Restricted Subsidiary or in connection with judgments that do not result in a Default or Event of Default;
          (m) Debt incurred solely in connection with financing the Innovation Center Property in an aggregate principal amount not to exceed $25,000,000;
          (n) Debt of the Borrower or any of its Restricted Subsidiaries consisting of all obligations, contingent or otherwise, of the Borrower or any of its Restricted Subsidiaries relative to the face amount of the Independent Letters of Credit, whether drawn or undrawn, including, without limitation, any reimbursement obligations in connection with the Independent Letters of Credit;
          (o) Debt (i) existing at the time that any Person became a Restricted Subsidiary or assets were acquired from such Person in connection with a Permitted

Acquisition or (ii) payable to the Person, or the beneficial holders of Capital Stock in the Person, whose assets or Capital Stock are acquired in a Permitted Acquisition in order to finance all or a portion of the consideration in respect of such Permitted Acquisition, provided that the aggregate principal amount of such Debt outstanding at any time which may be recourse to the Borrower or any of its Restricted Subsidiaries (other than such Person whose assets or Capital Stock is being acquired or any other Person that such Person merges with or that acquires the assets of such Person) shall not exceed $50,000,000; and
          (p) any obligations constituting Debt of the Borrower to repurchase or otherwise make payments in respect of its Capital Stock arising pursuant to or in connection with the Tender Offer;
     provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations and further provided, that in no event shall the Borrower or any of its Subsidiaries incur, assume or suffer to exist any Guaranty Obligations with respect to Debt of any Unrestricted Subsidiary.
     SECTION 11.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
          (a) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
          (b) Liens imposed by law, including Liens arising with respect to the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals and other similar Liens incurred in the ordinary course of business, (i) securing obligations which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;
          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation, or to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (e) attachment or judgment Liens not giving rise to an Event of Default;
          (f) to the extent constituting Liens, leases, subleases, licenses and rights-of-use granted to others not interfering in any material respect with the ordinary conduct of business of the Borrower or any of its Restricted Subsidiaries;
          (g) Liens in favor of a trustee in an indenture relating to the Borrower’s public Debt to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee under such indenture;
          (h) Liens securing the Obligations;
          (i) Liens not otherwise permitted by this Section 11.2 and in existence on the Closing Date and described on Schedule 11.2;
          (j) Liens not otherwise permitted by this Section 11.2, for notice purposes only arising in connection with Permitted Sale-Leaseback Transactions; provided that, with respect to each Permitted Sale-Leaseback Transaction, such notice Liens extend only to the property subject to such Permitted Sale-Leaseback Transaction;
          (k) Liens securing Debt permitted under Sections 11.1(d), (e) and (k); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset or refinance of such Debt, and (ii) such Liens do not at any time encumber any property other than the property financed by such Debt;
          (l) a mortgage Lien solely upon the real property and improvements constructed thereon comprising the Innovation Center Property securing the Debt permitted under Section 11.1(m);
          (m) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Restricted Subsidiary thereof;
          (n) Liens of the Independent Issuer in and to the Independent Collateral Account and the items deposited therein;
          (o) Liens on tangible property (including real property) or tangible assets of the Borrower or any Restricted Subsidiary thereof acquired pursuant to a Permitted Acquisition and securing Debt permitted pursuant to Section 11.1(o), or on tangible property (including real property) or tangible assets of any Restricted Subsidiary of the Borrower which are in existence at the time that such Restricted Subsidiary of the Borrower is acquired pursuant to a Permitted Acquisition (provided that (i) such Liens (A) are applicable only to specific tangible property (including real property) or tangible assets, (B) are not “blanket” or all asset Liens; and (C) do not attach to any other property or assets of the Borrower or any Restricted Subsidiary thereof and (ii) the Debt secured by such Liens shall not exceed $25,000,000 outstanding at any time); and

          (p) additional Liens not otherwise permitted by this Section 11.2 in an aggregate amount not to exceed $3,000,000 at any time;
     provided, however, that nothing in this Section 11.2 shall be deemed to directly or indirectly limit any Lien that the Borrower or any of its Restricted Subsidiaries may grant to any other Person on any Margin Stock owned thereby to the extent such limitation could result in the view that the Obligations hereunder are directly or indirectly secured by such Margin Stock.
     SECTION 11.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock (including, without limitation, the creation or capitalization of any Restricted Subsidiary), evidence of Debt (other than Guaranty Obligations permitted pursuant to Section 11.1) or other obligation or security, in each case of any other Person; purchase, own, invest in or otherwise acquire, directly or indirectly, all or substantially all of the business or a line of business (whether by acquisition of Capital Stock, assets, permitted merger or any combination thereof) of any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person except:
          (a) investments (i) in Subsidiaries made prior to the Closing Date, (ii) in Restricted Subsidiaries formed or acquired after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 9.9 and (iii) the other loans, advances and investments made prior to the Closing Date described on Schedule 11.3;
          (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within ninety (90) days from the date of acquisition thereof, (ii) commercial paper (A) maturing no more than ninety (90) days from the date of creation thereof and currently having a rating of at least A-2 from S&P or P-2 from Moody’s or (B) maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-1 from S&P or P-1 from Moody’s, (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) investments by the Borrower in any evidence of debt issued by a state, city, town, county or their agencies and paying interest which is exempt from federal tax; provided, that the maturity is ninety (90) days or less and such debt is rated at least A-1, SP-1 or AAA by S&P or at least P-1, MIG-1 or Aaa by Moody’s and (vi) investments by the Borrower in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (i) through (v) above;

          (c) Hedging Agreements permitted pursuant to Section 11.1 and any commodity swap or other agreement or arrangement related to commodity prices;
          (d) purchases of assets in the ordinary course of business;
          (e) investments in franchisees of the Borrower not to exceed $50,000,000 in the aggregate at any time outstanding;
          (f) investments in the form of loans and advances to officers and employees of the Borrower and its Subsidiaries in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;
          (g) additional non-speculative investments of the Borrower and its Restricted Subsidiaries not otherwise permitted pursuant to this Section 11.3 not to exceed $25,000,000 in the aggregate at any time outstanding; and
     (h) investments by the Borrower or any of its Restricted Subsidiaries in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets, permitted merger or any combination thereof) of any other Person if the Borrower and its Restricted Subsidiaries promptly comply with Section 9.9 hereof (each, a “Permitted Acquisition”); provided that:
(i) the Person to be acquired shall be a going concern, engaged in a business, or the assets to be acquired shall be used in a business, similar or complementary to the line of business of the Borrower and its Subsidiaries, and such acquisition shall have been approved by the board of directors or equivalent governing body (or the shareholders) of the seller and/or the Person to be acquired;
     (ii) the Borrower or its Restricted Subsidiary, as applicable, shall be the surviving Person and no Change in Control shall have been effected thereby;
     (iii) the Borrower shall demonstrate, to the reasonable satisfaction of the Administrative Agent, pro forma compliance with the covenants contained in Article X both before and immediately after giving effect to such acquisition;
     (iv) no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to the acquisition;
     (v) the Borrower shall deliver written notice of such proposed acquisition to the Administrative Agent, which notice shall include the proposed closing date of the acquisition, not less than ten (10) Business Days prior to such proposed closing date;
     (vi) to the extent requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent copies of (A) the Permitted Acquisition

Documents and (B) the Permitted Acquisition Diligence Information within a reasonable period of time before or after the proposed closing date of such acquisition;
     (vii) if the Person to be acquired will be a Domestic Subsidiary of the Borrower and a Restricted Subsidiary, such Person shall become a Guarantor, pursuant to Section 9.9(a); and
     (viii) the aggregate total cash consideration paid in connection with all Permitted Acquisitions during the term of this Agreement shall not exceed $200,000,000.
          For the purposes of Sections 11.3(e), (f) and (g), the “amount” of any loan, advance, extension of credit or investment made by the Borrower or any of its Restricted Subsidiaries (collectively, the “Investors”) in any other Person or Persons (collectively, the “Recipient”) outstanding at any time shall be:
          (i) with respect to any loans, advances or extensions of credit made by any Investor to any Recipient, an amount equal to (A) the principal amount of loans, advances and extensions of credit made to the Recipient, directly or indirectly, by the Investors less (B) the amount of any repayments of principal of such loans, advances or extensions of credit made, directly or indirectly, by the Recipient to the Investors; and
          (ii) with respect to any investment made by any Investor in any Recipient, (A) the amount of capital contributions made in the Recipient, directly or indirectly, by the Investors (without any adjustment for any increase or decrease in value, or any write-up, write-down or write-off with regard to such investment to the extent that such increase or decrease in value or write-up, write-down or write-off does not require any additional capital contribution) less (B) the amount of any dividends and distributions made by such Recipient (directly or indirectly) to such Investor or Investors.
     SECTION 11.4 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
          (a) any Wholly Owned Subsidiary of the Borrower may merge with the Borrower or any other Wholly Owned Restricted Subsidiary of the Borrower; provided that (i) in any merger involving the Borrower, the Borrower shall be the surviving entity and (ii) in any merger involving a Restricted Subsidiary (that does not also involve the Borrower), the Restricted Subsidiary shall be the surviving entity;
          (b) any Wholly Owned Subsidiary of the Borrower may merge into the Person such Wholly Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 11.3(h) (and, in the case of any merger involving a Restricted Subsidiary, such Person is or becomes a Restricted Subsidiary); and
          (c) any Wholly Owned Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly Owned Restricted Subsidiary of the Borrower.

     SECTION 11.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:
          (a) the sale of (i) inventory and (ii) equipment acquired after the Closing Date and sold to franchisees, in each of cases (i) and (ii), in the ordinary course of business;
          (b) the sale of any property or assets (i) pursuant to a Permitted Sale-Leaseback Transaction or (ii) that are existing restaurant units not owned by the Borrower or any Restricted Subsidiary on the Closing Date;
          (c) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
          (d) the transfer of assets to the Borrower or any Wholly Owned Subsidiary of the Borrower pursuant to a transaction not otherwise prohibited by the Loan Documents;
          (e) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
          (f) the disposition of any Hedging Agreement or any commodity swap or other agreement or arrangement related to commodity prices;
          (g) the sale of restaurant units owned by the Borrower or any Restricted Subsidiary to franchisees; and
          (h) leases, subleases, licenses and rights-of-use granted to others not interfering in any material respect with the ordinary conduct of business of the Borrower or any of its Restricted Subsidiaries; and
          (i) the sale or other disposition of assets by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 11.5; provided that (i) as of the time of such sale or other disposition no Default or Event of Default shall be continuing or would result therefrom, (ii) any such sale shall be for fair value for cash consideration only, and (iii) the Borrower shall have complied with the requirements of Section 4.4(b);
          provided, however, that nothing in this Section shall be deemed to directly or indirectly limit any sale or other disposition of Margin Stock by the Borrower or any of its Restricted Subsidiaries to any other Person to the extent such limitation could result in the view that the Obligations hereunder are directly or indirectly secured by such Margin Stock (any such sale or other disposition, an “Excluded Asset Sale”).
     SECTION 11.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock (all such payments or other distributions, “Distributions”); provided that:
          (a) the Borrower or any Restricted Subsidiary may pay dividends in shares of its own Capital Stock;
          (b) the Borrower may pay cash dividends on the Capital Stock of the Borrower, provided that:
                    (i) no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to such dividend payment,
                    (ii) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants contained in Article X both before and immediately after giving effect to such dividend payment and
                    (iii) the aggregate amount of all such cash dividend payments during the term of this Agreement shall not exceed $50,000,000;
          (c) the Borrower may acquire Capital Stock of the Borrower, including in connection with the Tender Offer, provided that:
                    (i) no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to such Capital Stock acquisition,
                    (ii) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants contained in Article X both before and immediately after giving effect to such Capital Stock acquisition and
                    (iii) the aggregate amount of all such Capital Stock acquisitions (excluding the Tender Offer) during the term of this Agreement shall not exceed the sum of (x) $300,000,000 plus (y) the difference between (A) $360,000,000 and (B) the amount actually paid by the Borrower to repurchase its shares pursuant to the Tender Offer;
               (d) the Borrower or any Restricted Subsidiary may make Distributions of up to $35,000,000 in aggregate of the Net Cash Proceeds (after giving effect to any prepayment required by Section 4.4(b)(ii)) of any issuance of Subordinated Debt by the Borrower or any Restricted Subsidiary; and
               (e) any Restricted Subsidiary may pay cash dividends to the holders of its Capital Stock; provided that in the case of any cash dividend paid by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such dividend may be paid only if such dividend is paid on a ratable basis to the holders of such Capital Stock in accordance with their respective ownership percentages in such Restricted Subsidiary.
     SECTION 11.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.
     SECTION 11.8 Transactions with Affiliates. Except for transactions permitted by 11.3, 11.6 and 11.7, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s- length transaction with a Person not its Affiliate.
     SECTION 11.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) in any manner adverse in any respect to the rights or interests of the Lenders or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.
     SECTION 11.10 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt in any manner materially adverse to the rights and interests of the Lenders, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.
     SECTION 11.11 Restrictive Agreements.
          (a) Enter into any Debt (other than the Obligations) (i) which contains (A) any negative pledge on assets prohibiting the Liens granted under the Security Documents or, (B) with respect to each item of Debt in excess of $15,000,000, covenants, which such covenants when taken as a whole, are materially more restrictive than the provisions of Articles IX, X and XI hereof, or (ii) which restricts, limits or otherwise encumbers its ability to incur the Liens granted under the Security Documents.
          (b) Enter into or permit to exist any agreement which impairs or limits the ability of any Restricted Subsidiary of the Borrower to pay dividends to the Borrower.
     SECTION 11.12 Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the Borrower and its Restricted Subsidiaries as of the Closing Date.
     SECTION 11.13 Impairment of Security Interests. Take or omit to take any action, which could have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the

Administrative Agent for the benefit of itself and the Secured Parties pursuant to the Security Documents) any ownership or security interest whatsoever in the Collateral, except for Liens permitted under Section 11.2 and asset sales permitted under Section 11.5.
ARTICLE XII
DEFAULT AND REMEDIES
     SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
               (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
               (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
               (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary under this Agreement, any other Loan Document or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary under this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
               (d) Default in Performance of Certain Covenants. The Borrower or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2, 8.5(e)(i), 9.9, 9.10 or 9.11 or Articles X or XI of this Agreement (subject in the case of Sections 8.1, 8.2 and 8.5(e)(i) to the provisions of Section 8.6).
               (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.
               (f) Debt Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Obligations) the aggregate outstanding amount of which Debt is in excess of $10,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Obligations) the aggregate outstanding amount of which Debt is in excess of $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).
               (g) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty percent (30%) of the common stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $10,000,000 any “change in control” or equivalent term (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or Capital Stock provided for therein (any such event, a “Change in Control”).
               (h) Voluntary Bankruptcy Proceeding. The Borrower or any Restricted Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
               (i) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
               (j) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person or their representative shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
               (k) ERISA Events. The occurrence of any of the following events: (i) except where such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) in excess of $2,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $2,000,000.
               (l) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed $10,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Restricted Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.
               (m) Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower and its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
               (a) Acceleration; Termination of Facilities. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
     (b) Letters of Credit. With respect to all Letters of Credit with respect to which any amount shall remain undrawn and unexpired at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.
               (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.
     SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
     SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);
          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees

(ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);
          Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and
          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
     SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.2) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
          and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.2.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XIII
THE ADMINISTRATIVE AGENT
     SECTION 13.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
     SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     SECTION 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.11 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     SECTION 13.6 Resignation of Administrative Agent.
          (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          (b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

     SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 13.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the documentation agents, syndication agents, book manager or arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     SECTION 13.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
          (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Secured Parties, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding indemnities, fees and expenses hereunder (other than those Obligations which survive pursuant to Section 14.15), the termination of the Revolving Credit Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.11, if approved, authorized or ratified in writing by the Required Lenders;
          (b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
          (c) to release any Guarantor from its obligations under the Guaranty Agreement, the Collateral Agreement and any other Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.
          Without limiting the authority of the Administrative Agent under the Loan Documents, upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

ARTICLE XIV
MISCELLANEOUS
     SECTION 14.1 Notices.
          (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery, telecopy, recognized overnight courier service or certified mail, return receipt requested. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).
          (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Jack in the Box Inc.
9330 Balboa Avenue
San Diego, California 92123-1516
Attention: Harold L. Sachs
Telephone No.: (858) 571-2215
Telecopy No.: (858) 694-1533

With copies to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Linda L. Curtis
Telephone No.:(213) 229-7582
Telecopy No.: (213) 229-7520

If to Wachovia as	Wachovia Bank, National Association
Administrative Agent:	Charlotte Plaza, NC0680
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

With copies to:	Wachovia Bank, National Association
301 South College Street
Charlotte, North Carolina 28288-5562
Attention: Richard E. Anglin, III
Telephone No.: 704-383-3776
Telecopy No.: 704-383-6647

If to any Lender:	To the address set forth in the Register
          (c) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (d) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
          (e) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     SECTION 14.2 Expenses; Indemnity.
          (a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by each

Arranger, the Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including in respect of the Tender Offer), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any

Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further that such indemnity shall not require the Borrower or any Credit Party to reimburse any Indemnitee (other than the Arrangers, the Administrative Agent and their respective Affiliates as provided for in subsection (a) of this Section) for costs and expenses in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents.
          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s applicable percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
     SECTION 14.3 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     SECTION 14.4 Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to the conflicts of law principles thereof.
     SECTION 14.5 Jurisdiction and Venue.
          (a) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina and New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina or New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
          (b) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
     SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 14.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
     SECTION 14.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     SECTION 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     SECTION 14.10 Successors and Assigns; Participations.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loan Facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.
               (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
               (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
          Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.11 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.3 as though it were a Lender, provided such Participant agrees to be subject to Section 5.6 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.10 and 5.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.11(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 14.11 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 6.2 without the written consent of each Lender directly affected thereby;
          (b) amend Section 12.1 or waive any of the conditions, or waive any Default or Event of Default, for purposes of waiving any of the conditions set forth in Section 6.3 without the prior written consent of any combination of Revolving Credit Lenders whose Revolving Credit Commitment aggregate more than fifty percent (50%) of the Revolving Credit Commitment;
          (c) extend or increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender;
          (d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (e) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder;
          (f) change Section 5.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

          (g) change Section 4.4(b)(vii) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly affected thereby;
          (h) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or
          (i) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
          provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 14.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, advisors, agents and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors)

to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of written information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 14.13 Performance of Duties. The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.
     SECTION 14.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
     SECTION 14.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
     SECTION 14.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
     SECTION 14.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 14.18 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 6.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 14.19 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 14.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
     SECTION 14.21 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.
     SECTION 14.22 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

     SECTION 14.23 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, if as a result of such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.
     SECTION 14.24 Collateral. Each of the parties hereto represents to each of the other parties hereto that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

JACK IN THE BOX INC., as Borrower

By:	/s/ Harold L. Sachs
Name:	Harold L. Sachs
Title:	Vice President and Treasurer

WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent and
Lender

By:	/s/ Kira L. Deter
Name:	Kira L. Deter
Title:	Vice President

CITY NATIONAL BANK, as Lender

	By:	/s/ Michael V. Tyminski
	Name:	Michael V. Tyminski
`	Title:	Senior Vice President

FORTIS CAPITAL CORP., as Lender

By:	/s/ Clay Jackson
Name:	Clay Jackson
Title:	Managing Director

By:	/s/ Timothy Streb
Name:	Timothy Streb
Title:	Managing Director

ROYAL BANK OF CANADA, as Lender

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

AGSTAR FINANCIAL SERVICES, PCA/FLCA,
as Lender

By:	/s/ Troy Mostaert
Name:	Troy Mostaert
Title:	Vice President

Badgerland Farm Credit Services, FLCA

By: Name:	/s/ Kenneth H. Rue Kenneth H. Rue
Title:	Agribusiness Finance Officer

UNION BANK OF CALIFORNIA, N.A., as Lender

By:	/s/ Douglas S. Lambell
Name:	Douglas S. Lambell
Title:	Vice President / SCM

State Bank of India, as Lender

By:	/s/ Rakesh Chandra
Name:	Rakesh Chandra
Title:	Vice President & Head (Credit)

First Tennessee Bank National Association, as Lender

By:	/s/ James H. Moore, Jr.
Name:	James H. Moore, Jr.
Title:	SVP

RAYMOND JAMES BANK, FSB, as Lender

By:	/s/ Joseph A. Ciccolini
Name:	Joseph A. Ciccolini
Title:	Vice President — Senior Corporate Banker

MORGAN STANLEY BANK, as Lender

By:	Todd Vannucci
Name:	Todd Vannucci
Title:	VICE PRESIDENT

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender

By:	/s/ J. Nicholas Cole
Name:	J. Nicholas Cole
Title:	Managing Director

By:	/s/ Stephen A. Leon
Name:	Stephen A. Leon
Title:	Managing Director

U.S. Bank National Association, as Lender

By:	/s/ Janet Jordan
Name:	Janet Jordan
Title:	Vice President

United Overseas Bank Limited, Los Angeles
Agency, as Lender

By:	/s/ Hoong Chen
Name:	Hoong Chen
Title:	FVP & GM

PNC Bank, National Association, as Lender

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

Bank of the West, as Lender

By:	/s/ Terry A. Switz, Jr.
Name:	Terry A. Switz, Jr.
Title:	AVP/Relationship Manager

HSBC Bank USA, National Association, as
Lender

By:	/s/ Jean M. Frammolino
Name:	Jean M. Frammolino
Title:	Vice President

MANUFACTURERS BANK, as Lender

By:	/s/ Sandy Lee
Name:	Sandy Lee
Title:	Vice President

Comerica West Incorporated, as Lender

By:	/s/ Don R. Carruth
Name:	Don R. Carruth
Title:	Assistant Vice President

LaSalle Bank National Association, as Lender

By:	/s/ Sarabelle Hitchner
Name:	Sarabelle Hitchner
Title:	First Vice President

GreenStone Farm Credit Services, ACA/FLCA,
as Lender

By:	/s/ Alfred S. Compton, Jr.
Name:	Alfred S. Compton, Jr.
Title:	VP/Sr. Lending Officer

Crédit Industriel et Commercial, as Lender

By:	/s/ Brian O’Leary	/s/ Anthony Rock

Name:	Brian O’Leary	Anthony Rock
Title:	Vice President	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A. “RABOBANK
INTERNATIONAL” NEW YORK BRANCH, as Lender

By:	/s/ Eric Baymiller
Name:	Eric Baymiller
Title:	Executive Director

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

Bank of America, N.A., as Lender
By:	/s/ Angelo Maragos
	Name:	Angelo Maragos
	Title:	Vice President